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Exhibit 23.6

CONSENT OF TRUSTEE OR PERSON ABOUT TO BE NAMED TRUSTEE

        GMH Communities Trust intends to prepare a Registration Statement on Form S-11, including amendments thereto (the "Registration Statement") in connection with its initial public offering of common shares (the "Offering"). The undersigned hereby consents to being named in the Registration Statement as a person who has agreed to serve as a trustee upon formation of GMH Communities Trust or beginning immediately after the closing of the Offering.

Signature:	/s/ DENIS J. NAYDEN
Print Name:	Denis J. Nayden
Date:	July 13, 2004

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CONSENT OF TRUSTEE OR PERSON ABOUT TO BE NAMED TRUSTEE